As filed with the Securities and Exchange Commission on December 21, 2015

Registration No. 033-46836

Registration No. 333-64799

Registration No. 333-169276

Registration No. 333-180829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 033-46836

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-64799

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-169276

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180829

ALTEVA, INC.

(Exact name of registrant as specified in its charter)

New York	14-1160510
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

400 Market Street, Suite 1100

Philadelphia, Pennsylvania 19106

(Address of Principal Executive Offices)

THE WARWICK VALLEY TELEPHONE COMPANY 401(K) SAVINGS PLAN

THE WARWICK VALLEY TELEPHONE COMPANY SAVINGS PLAN FOR MANAGEMENT EMPLOYEES

THE WVTEA 401(K) PLAN

THE IBEW 401(K) PLAN

WARWICK VALLEY TELEPHONE COMPANY 2008 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED WARWICK VALLEY TELEPHONE COMPANY 2008 LONG-TERM INCENTIVE PLAN
(Full Title of the Plans)

William J. Fox, III
 Chief Executive Officer and President
Alteva, Inc.
400 Market Street, Suite 1100

Philadelphia, Pennsylvania 19106
(877) 258-3722

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Alteva, Inc. (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)                                 Registration Statement No. 33-46836, filed with the Securities and Exchange Commission (the “Commission”) on March 31, 1992, as amended by Post-Effective Amendment No. 1 filed on September 30, 1998, as amended by Post-Effective Amendment No. 2 filed on June 24, 2004, registering the offer and sale of common shares, par value $0.01 per share, of the Registrant (the “Common Shares”), issuable pursuant to The Warwick Valley Telephone Company Savings Plan for Management Employees, The WVTEA 401(k) Plan and The IBEW 401(k) Plan (the “401(k) Plan”);

(2)                                 Registration Statement No. 333-64799, filed with the Commission on September 30, 1998, registering the offer and sale of 266,232 Common Shares issuable pursuant to the 401(k) Plan;

(3)                                 Registration Statement No. 333-169276, filed with the Commission on September 8, 2010, registering the offer and sale of 500,000 Common Shares issuable pursuant to the Warwick Valley Telephone Company 2008 Long-Term Incentive Plan; and

(4)                                 Registration Statement No. 333-180829, filed with the Commission on April 19, 2012, registering the offer and sale of 600,000 Common Shares issuable pursuant to the Amended and Restated Warwick Valley Telephone Company 2008 Long-Term Incentive Plan.

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On December 21, 2015, Alteva, Inc., a New York corporation (the “Company”), completed the previously announced merger (the “Merger”) of Arrow Merger Subsidiary, Inc., a New York corporation (“Sub”), with and into the Company, whereby the Company became a wholly owned subsidiary of MBS Holdings, Inc., a Delaware corporation (“Parent”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of September 2, 2015, by and among the Company, Parent and Sub. As a result of the Merger, the Registrant became a wholly owned subsidiary of Parent, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on the 21st day of December, 2015.

ALTEVA, INC.

By:	/s/ William J. Fox, III
William J. Fox, III
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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